Exhibit (n)(l)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial and Other Data,” “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our report dated September 8, 2015 with respect to the consolidated financial statements of CM Finance Inc and subsidiary and our report dated October 14, 2015 with respect to the senior securities table in the Registration Statement and related prospectus of CM Finance Inc dated October 14, 2015.

/s/ ERNST & YOUNG LLP

New York, NY

October 14, 2015